FOR IMMEDIATE RELEASE

FuelCell Energy reports Fourth Quarter and Fiscal Year 2006
Results and Accomplishments

•	Product sales and revenues up 24 percent for the year
•	Met 2006 cost out goal for the 2.4 megawatt DFC3000 - reached $3,250/kW
•	Backlog increased over the prior quarter and year-over-year
•	3.8 MW of orders in the fourth quarter - including 2.6 MW from California

DANBURY, Conn. -- December 18, 2006 --FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of ultra-clean and efficient electric power generation plants for commercial, industrial and government customers, today reported results and accomplishments for its fourth quarter and fiscal year ended October 31, 2006.

Financial Results
Total revenues for the fourth quarter of fiscal 2006 were $9.1 million, up 15 percent from the $8.0 million reported in the same period last year. Product sales and revenues increased 61 percent to $6.7 million from $4.1 million. Research and development contract revenue was $2.5 million compared to $3.8 million.

Commenting on fourth quarter results, R. Daniel Brdar, FuelCell Energy’s President and CEO said, “During fiscal 2006, we successfully positioned the Company to expand in targeted geographical and Renewable Portfolio Standards (RPS) markets. In California, where we sold 11.35 megawatts - 2.6 megawatts in the fourth quarter, we are the market leader. Importantly, our orders in the quarter were for multi-unit or megawatt applications. In addition to the orders in California, we received a 1.2 megawatt order from Enbridge, Inc. for our DFC-ERG natural gas pipeline application.”

The Company's product backlog, including long-term service agreements, as of October 31, 2006 totaled $27.9 million, an increase of 39 percent from the $20.0 million reported as of July 31, 2006 and higher than the $26.4 million reported at October 31, 2005. Research and development contract backlog totaled $30.1 million, versus $15.8 million as of the prior year end, primarily reflecting the awards of contracts from the Department of Energy for large scale stationary solid oxide fuel cell development and the U.S. Navy to continue work on the ship service fuel cell.

The net loss to common shareholders for the fourth quarter was $25.1 million or $0.47 per basic and diluted share, which included stock compensation expense of $1.2 million or $0.02 per basic and diluted share. In last year’s fourth quarter, net loss to common shareholders was $19.5 million or $0.40 per basic and diluted share. The ratio of costs to product sales and revenue improved to 3.19-to-1 from 3.36-to-1 in the year-ago period. Factors that impacted cost ratio in the quarter included lower product costs offset by short term pressure on selling prices in California, delays in Connecticut’s RPS program and higher after-market costs on a larger installed fleet. The higher net loss in the 2006 quarter primarily resulted from higher product sales, largely sub-megawatt units, and costs associated with transitioning to produce larger units. Moving forward, sales of lower cost sub-megawatt and megawatt-class units are expected to improve the cost ratio and resulting operating margins. In the quarter, research and development contracts provided positive gross margin of $0.5 million compared to a negative gross margin of $0.3 million in the same period last year.

Total cash and investments at October 31, 2006 was $120.6 million. Net cash and investments used during the quarter was $13.0 million. The Company received approximately $3.6 million in incentive funding for California-based power purchase agreement projects. Power purchase agreement capital costs totaled $0.6 million during the quarter, and other capital spending totaled approximately $1.2 million. Depreciation and amortization expense for the quarter ended October 31, 2006 was approximately $2.7 million.

For the year ended October 31, 2006, FuelCell Energy reported revenues of $33.3 million, an increase of 10 percent, compared with $30.4 million reported in fiscal 2005. Product sales and revenues were $21.5 million, 24 percent above the $17.4 million in the year ago period. Research and development contract revenue was $11.8 million compared to $13.0 million in 2005.

For the year ended October 31, 2006, FuelCell Energy reported a net loss to common shareholders of $84.2 million or $1.65 per basic and diluted share. Fiscal 2006 results included a one-time conversion premium of $4.3 million or $0.08 per basic and diluted share for the conversion of the Series B Convertible Preferred Stock and stock compensation expense of $4.4 million or $0.09 per basic and diluted share that was not in the prior year. Net loss to common shareholders for fiscal 2005 was $74.3 million or $1.54 per basic and diluted share. The ratio of costs to product sales and revenue was 2.86-to-1 compared to 2.99-to-1 during 2005. Research and development contracts provided positive gross margin of $1.4 million compared to a negative gross margin of $0.2 million in the prior year.

CEO Commentary and Corporate Highlights for Fiscal 2006

“During 2006, we achieved key milestones in our strategy to drive down unit costs, build our leadership position in key markets and deliver reliable, ultra-clean power to a diverse and growing customer base for multi-unit and megawatt-class fuel cell applications,” said Brdar. “Demand for larger scale projects is increasing and we are well positioned to capture additional market share. During the course of the year, we achieved a 39 percent reduction in the cost of the DFC3000 unit, boosted the electric power output of the Company’s ultra-clean power plants by 20 percent, and prepared bids for over 40 megawatts of projects for Connecticut’s Project 100 that will be submitted in December.”

Achieved Targets for Reducing Product Cost
The Company achieved its cost reduction goals announced last year for its Direct FuelCell® (DFC®) power plants bringing the cost of its multi-megawatt DFC3000 down to $3,250 per kilowatt (kW) from $5,300/kW:

•
Significant savings came from “value engineering” -- developing lower-cost designs for various elements of the power plant -- and improving the efficiency of the Company’s manufacturing, testing and commissioning processes.

•
The cost reduction also resulted from the 20 percent uprate of all DFC products announced in August. By improving thermal management of electrochemical activity within the stack, the Company increased the power output from each cell which produces more electricity from the same basic power plant components.

Increased Market Penetration
California continues to be FuelCell Energy’s leading market where the Company sold 2.6 MW and shipped 1.2 MW of product to customers in the fourth quarter. DFC power plant sales in California during the fourth quarter included:

•	750 kW for a resort that is transitioning its facility to meet sustainability and energy efficiency goals.
•	750 kW for the city of Tulare, where renewable dairy processing by-products will be converted into electricity to power a wastewater treatment facility.
•	500 kW for Gills Onions for a plant that will use biogas generated from onion-processing waste to generate electricity.
•	600 kW for the Dublin San Ramon services district wastewater treatment facility.

Continued Meeting Customer Expectations
•	FuelCell power plants have now generated over 150 million kilowatt hours (kWh) of power.
•	Over 50 global DFC power plant sites are running under commercial conditions with high availability.
•
In California, customers with FuelCell Energy baseload power plants (providing power 24/7), maintained uninterrupted business operations during peak electric demand periods when other businesses were required to shed load by the local utility.

Shaped the Business to Support Multi-megawatt Growth
Capitalizing on demand for more and larger megawatt power plants is a key element of the Company’s strategic plan. RPS markets in particular represent a growing opportunity for FuelCell Energy’s power plants and the Company has taken the following steps to address these RPS opportunities:

•	Engineered a lower cost product for multi-megawatt configurations (2 to 50 MW) to provide ultra-clean, baseload 24/7 power, a key element for solving grid constraints and supporting RPS markets.
•	Initiated production process improvements to increase the efficiency and capacity of assembly and test operations. The Company’s annual production capacity is 50 MW.

Government R&D Contracts
•	The Company’s 250 kW Direct FuelCell/Turbine® (DFC/T®) established a record-setting mark of 56 percent electrical efficiency - higher than any other power generator of its size.
•	FuelCell Energy entered the first phase of a $180 million, 10-year U.S. Department of Energy project to develop a solid oxide fuel cell-based, large scale hybrid system.
•
The Company has been authorized by the Office of Naval Research to complete a land-based demonstration of its ship service fuel cell power plant and begin design work on a next generation ship-based prototype.

•
The U.S. Department of Defense selected FuelCell Energy to develop a cost-efficient system for separating pure hydrogen from the gas that is exhausted from the fuel cell reaction, providing fuel for hydrogen vehicles or for industrial uses.

Focus for 2007
•
Cost Reduction --FuelCell Energy will continue to emphasize its cost out initiatives to deliver the most cost efficient and environmentally friendly power generation solutions and meet the needs of the emerging RPS markets. In fiscal 2006, the Company achieved its cost out objectives, bringing the DFC3000 product cost down to $3,250/kW. The Company expects that volume could reduce the cost another 10 to 20 percent in 2007. The DFC300 and DFC1500 are targeted to achieve 20 percent cost reductions through improvements in strategic sourcing, value engineering and operations.

•
California - In California, high electricity costs and environmental regulations create a growing repeatable market with compelling value propositions for customers. California extended its Self-Generation Incentive Program to 2012.

•
RPS Markets -- FuelCell Energy has prepared over 40 MW of multi-megawatt bids that will be submitted by its partners to the Connecticut Clean Energy Fund (CCEF) in December. CCEF has announced that its project selections will be made public March 30, 2007.

•
Natural Gas Pipeline Applications -- FuelCell Energy sold a 1.2 MW fuel cell power plant to Enbridge, Inc. for inclusion in a Direct FuelCell-Energy Recovery Generation™ (DFC-ERG™) system that generates ultra-clean electricity while recovering energy normally lost during natural gas pipeline operations. The DFC-ERG opens major new market opportunities for the Company worldwide - in North America the initial market is estimated to be 200-300 MW.

•
Asia -- Japan and Korea continue to be among our best markets due to high electricity cost, environmental regulations and incentives. In 2006, Korea enacted its first-ever subsidies to promote renewable energy technologies as part of a national carbon dioxide reduction effort. Fuel cells are eligible for the recovery of 28 cents per kWh and 50 MW of generation will qualify for these funds which are intended to drive the installation of megawatt-class power plants.

“With the emergence of the RPS markets, the growth of the California market and continuing product cost reduction, we are positioned to move to profitability,” Brdar concluded.

Conference Call Information

A conference call is scheduled for 10:00 a.m. ET on December 19, 2006, to review results and discuss the Company's outlook. Listeners can gain access to the call live or over the Internet by clicking on the web cast link on the Company's homepage at http://www.fuelcellenergy.com. A playback version will be available for seven days after the call by calling 800-839-3413 for the U.S./Canada and +1-402-220-7236 for international.

About FuelCell Energy, Inc.

FuelCell Energy develops and markets ultra-clean power plants that generate electricity with higher efficiency than distributed generation plants of similar size and with virtually no air pollution. Fuel cells produce base load electricity giving commercial and industrial customers greater control over their power generation economics, reliability and emissions. Emerging state, federal and international regulations to reduce harmful greenhouse gas emissions consider fuel cell power plants in the same environmentally friendly category as wind and solar energy sources -- with the added advantages of running 24 hours a day and the capacity to be installed where wind turbines or solar panels often cannot. Headquartered in Danbury, Conn., FuelCell Energy services over 50 power plant sites around the globe that have generated more than 150 million kilowatt hours, and conducts R&D on next-generation fuel cell technologies to meet the world’s ever-increasing demand for ultra-clean distributed energy. For more information on the company, its products and its worldwide commercial distribution alliances, please see www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:
Lisa Lettieri	203-830-7494
FuelCell Energy, Inc.	llettieri@fce.com

# # # #

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2006	2005
Revenues:
Product sales and revenues	$6,651	$4,141
Research and development contracts	2,476	3,819
Total revenues	9,127	7,960

Costs and expenses:
Cost of product sales and revenues	21,194	13,929
Cost of research and development contracts	2,047	4,088
Administrative and selling expenses	4,521	3,361
Research and development expenses	6,816	5,596
Total costs and expenses	34,578	26,974

Loss from operations	(25,451)	(19,014)

License fee expense, net	(3)	(102)
Interest expense	(27)	(24)
Loss from equity investments	(113)	(368)
Loss on derivatives	(233)	--
Interest and other income, net	1,460	1,579

Loss before provision for income taxes	(24,367)	(17,929)
Provision for income taxes	--	--
Loss before redeemable minority interest	(24,367)	(17,929)
Redeemable minority interest	107	--
Net loss	(24,260)	(17,929)
Preferred stock dividends	(802)	(1,586)
Net loss to common shareholders	$(25,062)	$(19,515)

Loss per share basic and diluted:
Net loss to common shareholders	$(0.47)	$(0.40)
Basic and diluted weighted average shares outstanding	52,931,316	48,428,234

Refer to Explanatory Note Below.

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended October 31,
	2006	2005
Revenues:
Product sales and revenues	$21,514	$17,398
Research and development contracts	11,774	12,972
Total revenues	33,288	30,370

Costs and expenses:
Cost of product sales and revenues	61,526	52,067
Cost of research and development contracts	10,330	13,183
Administrative and selling expenses	17,759	14,154
Research and development expenses	24,714	21,840
Total costs and expenses	114,329	101,244

Loss from operations	(81,041)	(70,874)

License fee income, net	42	70
Interest expense	(103)	(103)
Loss from equity investments	(828)	(1,553)
Loss on derivatives	(233)	--
Interest and other income, net	5,951	5,526

Loss before provision for income taxes	(76,212)	(66,934)
Provision for income taxes	--	--
Loss before redeemable minority interest	(76,212)	(66,934)
Redeemable minority interest	107	--
Loss from continuing operations	(76,105)	(66,934)
Discontinued operations, net of tax	--	(1,252)
Net loss	(76,105)	(68,186)
Preferred stock dividends	(8,117)	(6,077)
Net loss to common shareholders	$(84,222)	$(74,263)

Loss per share basic and diluted:
Continuing operations	$(1.65)	$(1.51)
Discontinued operations	--	(0.03)
Net loss to common shareholders	$(1.65)	$(1.54)
Basic and diluted weighted average shares outstanding	51,046,843	48,261,387

Refer to Explanatory Note Below.

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
	October 31, 2006	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$26,247	$22,702
Investments: U.S. treasury securities	81,286	113,330
Accounts receivable, net of allowance for doubtful accounts of $43 and $104, respectively	9,402	10,062
Inventories, net	14,121	12,141
Other current assets	2,653	3,659
Total current assets	133,709	161,894

Property, plant and equipment, net	48,136	46,705
Investments: U.S. treasury securities	13,054	43,928
Equity investments	11,483	12,473
Other assets, net	270	520
Total assets	$206,652	$265,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$653	$503
Accounts payable	12,508	6,221
Accrued liabilities	6,418	7,018
Deferred license fee income	38	38
Deferred revenue and customer deposits	8,224	7,378
Total current liabilities	27,841	21,158

Long-term deferred revenue	6,723	1,988
Long-term debt and other liabilities	678	904
Total liabilities	35,242	24,050
Redeemable minority interest	10,665	11,517
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 and $105,875 at October 31, 2006 and 2005, respectively.)	59,950	98,989

Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at October 31, 2006 and October 31, 2005; 53,130,901 and 48,497,088 shares issued and outstanding at October 31, 2006 and October 31, 2005, respectively.	5	5
Additional paid-in capital	470,045	424,472
Accumulated deficit	(369,255)	(293,513)
Treasury stock, Common, at cost (15,583 shares in 2006 and 4,279 shares in 2005)	(158)	(44)
Deferred compensation	158	44
Total shareholders’ equity	100,795	130,964
Total liabilities and shareholders’ equity	$206,652	$265,520
 Refer to Explanatory Note Below.

EXPLANATORY NOTE

In the fourth quarter of 2006, the Company recorded an immaterial cumulative net charge of $0.1 million to the consolidated statement of operations to correct a prior period accounting error related to the Series 1 Preferred shares of FuelCell Energy, Ltd (a wholly-owned subsidiary of the Company). Prior to this change in accounting, the Series 1 Preferred shares were reported in shareholders’ equity as Preferred shares of subsidiary. We have concluded that these shares should be accounted for as a redeemable minority interest in FuelCell Energy, Ltd. As a result, we have reclassified the Preferred shares of subsidiary totaling $10.7 million and $11.5 million as of October 31, 2006 and 2005, respectively to Redeemable minority interest on the consolidated balance sheets. Additionally, in the consolidated balance sheet as of October 31, 2005, the Company has reclassified to accumulated deficit the accretion of the fair value discount on the Series 1 Preferred shares and dividends paid on these shares which had been previously reported in additional paid-in-capital. No revisions have been made to the historical consolidated statements of operations.

As part of this accounting change, the Company determined that the Series 1 Preferred shares include embedded derivatives (the conversion feature of the security and its variable dividend obligation) which require bifurcation from the host contract and separate accounting in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities. This derivative liability is classified as a component of Long-term debt and other liabilities on the Consolidated Balance Sheets.